Exhibit 10.1


                            STOCK PURCHASE AGREEMENT


                  This Stock Purchase Agreement is made effective as of March 1, 2006 (this "Agreement") (although the parties acknowledge that the actual closing occurs on a later date), by and among General Environmental Management, Inc., a Delaware corporation ("Purchaser"), K2M Mobile Treatment Services, Inc., a California corporation (the "Company"), and Paul Anderson and Keith Martins (each a "Seller" and collectively, the "Sellers").

                                    RECITALS

A. Sellers with their respective spouses as community property each own fifty percent (50%) of the issued and outstanding shares of the Company (collectively, the "Shares");

B. Each Seller desires to sell such Seller's portion of the Shares to the Purchaser and the Purchaser desires to purchase each Seller's portion of the Shares for the Purchase Price; and

                       C. The parties have previously executed a letter of intent dated February 8, 2006, which letter set forth in pertinent part the factual basis for the Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

         1. Definitions.

                  1.1 Defined Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

                           (a) "Code" means the Internal Revenue Code of 1986,
as amended or superseded through the date hereof.

                           (b) "Indebtedness" means, as of a specified date,
with respect to a Person (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), and (iii) all obligations of such Person on or with respect to then outstanding letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.


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                           (c) "Letter of Intent" means that certain letter of
intent, including, without limitation, Exhibit A attached thereto, executed by the Purchaser and acknowledged and agreed to by the Company and each Seller on February 8, 2006.

                           (d) "Person" means any individual, corporation,
partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or other entity.

                  1.2 Other Terms. Each of the following terms shall have the meaning ascribed to them in the Section of this Agreement set forth opposite it:

       2005 Balance Sheet                                       4.6(a)(iii)
       Action                                                   4.14(b)
       Affiliate                                                4.21
       Agreement                                                Preamble
       Balance Sheet Date                                       4.6(a)
       Benefit Plan                                             4.15(a)
       Claim Notice                                             7.4(a)
       Claims Period                                            7.1(b)
       Closing                                                  3.1
       Closing Date Payment                                     2.1
       Company                                                  Preamble
       Contracts                                                4.19(a)
       Damages                                                  7.2(a)
       Deductible Amount                                        7.3(a)
       Deposit                                                  2.3
       due inquiry                                              4
       Environmental Laws                                       4.23(b)
       ERISA                                                    4.15(a)
       Excluded Claims                                          7.1(b)
       Financial Statements                                     4.6(a)


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       GAAP                                                     4.6(b)(i)
       Governmental Entity                                      4.14(a)
       Hazardous Material                                       4.23(c)
       Indebtedness                                             1.1(b)
       Indemnifiable Claim                                      7.4(a)
       Indemnified Party                                        7.4(a)
       Indemnifying Party                                       7.4(a)
       Intellectual Property Rights                             4.11
       Interim Results of Operations                            4.6(a)(iv)
       Knowledge                                                4
       Legal Requirement                                        4.4(b)
       Lien                                                     2.1
       Material Adverse Effect                                  4.7(g)
       Ordinary Course                                          4.6(c)
       Organizational Documents                                 4.4(b)
       Permits                                                  4.16(a)(iii)
       Policies                                                 4.12
       Post Closing Date Payments                               2.2
       Proprietary Information                                  4.11
       Purchase Price                                           2.4
       Purchaser                                                Preamble
       Purchaser Indemnitees                                    7.2(a)
       Purchaser's Disclosure Schedule                          5
       Real Property                                            4.8
       Release                                                  4.23(d)
       Securities Act                                           5.5
       Seller and Sellers                                       Preamble
       Seller Employment Agreement                              3.2(c)

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       Sellers' Disclosure Schedule                             4
       Shares                                                   Recital A
       Special Claim                                            7.4(b)
       Tax Returns                                              4.25(a)
       Taxes                                                    4.25(a)
       Termination Date                                         7.1(b)


         2. Purchase and Sale of Shares at the Closing.

                  2.1 Subject to the terms and the satisfaction of the conditions set forth in Section 3.2 of this Agreement, at the Closing, (i) Sellers shall sell and deliver to Purchaser, free and clear of any Liens, the Shares; and (ii) Purchaser shall deliver to Sellers an amount in cash equal to One Million Four Hundred Eighty-Five Thousand Dollars ($1,485,000) (the "Closing Date Payment"), plus

                  2.2 Purchaser shall also pay an additional amount equal to the net excess of Company's cash on hand plus Company's accounts receivable, less Company's accounts payable and all outstanding Indebtedness that are not otherwise listed on any schedule to this Agreement as of March 1, 2006, as further described on Schedule 2.2 attached hereto (the "Post Closing Payment"). Purchaser agrees to provide Sellers with a full accounting and to pay Sellers the Post Closing Payment in cash on June 10, 2006. The accounts receivable portion of the Post Closing Payment shall be determined as follows: Through May 31, 2006 (in consultation with Sellers), Purchaser shall use all commercially reasonable efforts to collect all of Company's accounts receivable as shown on
Schedule 2.2. If as of May 31, 2006 any of Company's accounts receivable remains outstanding, Purchaser shall either assign and transfer without recourse the outstanding receivables to Sellers or if Purchaser and Sellers mutually agree upon a discounted price, Purchaser shall pay Sellers the discounted price on the outstanding accounts receivable. The Post Closing Payment shall not bear interest through May 31, 2006, and, thereafter, the Post Closing Payment shall bear interest at the rate that is the greater of ten percent (10%) or the highest rate allowed by law. If as of May 31, 2006 the net difference between the Company's cash on hand plus accounts receivable, less accounts payable and other unlisted Indebtedness is a negative amount, then Sellers shall promptly remit the negative net difference to Purchaser.

                  2.3 Prior to the date hereof, Purchaser deposited with the Company an amount equal to Fifteen Thousand Dollars ($15,000) (the "Deposit") to secure certain rights pursuant to the terms of the Letter of Intent.


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                  2.4 The Company and each Seller hereby acknowledge and agree that the Closing Date Payment, the Post Closing Payment and the Deposit (as such amounts may be adjusted pursuant to the terms of this Agreement, the "Purchase Price") and the other consideration provided pursuant to the terms of this Agreement shall constitute the full consideration for the Shares.

         2.5      Confidential

         3. Closing.

                  3.1 Closing Date. The purchase and sale of the Shares in exchange for the Purchase Price shall be consummated at a closing (the "Closing") to be held contemporaneously with the execution of this Agreement by each party hereto on or before March 15, 2006; provided, however, notwithstanding any other provision herein, the parties agree that the Closing shall be deemed to be effective as of 12:01 AM (PST), March 1, 2006, and all references herein to the "Closing Date" shall mean March 1, 2006, unless the context requires otherwise.

                  3.2 Deliveries at Actual Closing. The Closing shall be subject to the following Persons delivering or causing to be delivered the following:

                           (a) Purchaser shall deliver to each Seller such
Seller's portion of the Closing Date Payment, as set forth on Schedule 3.2(a) hereto;

                           (b) Each Seller shall deliver to Purchaser
certificates representing such Seller's Shares together with appropriate stock powers;

                           (c) Each Seller shall execute and deliver to
Purchaser, and Purchaser shall execute and deliver to each Seller, a countersigned offer of employment (each a "Seller Employment Agreement") with the Company, in the form of Exhibit A-1 and Exhibit A-2 attached hereto.

                           (d) The Company shall have delivered to Purchaser
copies of all consents and approvals (including, but not limited to, regulatory approvals, spousal consents and Board Resolutions) required to be obtained by Sellers and the Company in connection with the consummation of the transactions contemplated hereunder, which are listed in
Schedule 3.2(d).

                           (e) Purchaser shall have received certificates of
Good Standing with respect to the Company issued by the office of the Secretary of State of the State of California of the Company, dated as of a date no more than ten (10) days prior to the Closing Date.

                           (f) Purchaser shall have received a certificate dated
as of the Closing Date and signed on its behalf by the Secretary of the Company to the effect that:


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(i) (A) its Organizational Documents attached to the certificate are true and complete, (B) its Organizational Documents have been in full force and effect in the form attached from and after the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such Organizational Documents has occurred from and after the date of the last amendment, if any, annexed thereto, and (ii) the resolutions of the board of directors of the Company attached to the certificate authorizing the actions taken in connection with the transactions contemplated hereby were duly adopted at a duly convened meeting thereof or by written consent, remain in full force and effect, and have not been amended, rescinded or modified.

                           (g) The Sellers shall have received a certificate
dated as of the Closing Date and signed on its behalf by the Secretary of Purchaser to the effect that the resolutions of the board of directors of the Purchaser attached to the certificate authorizing the actions taken in connection with the transactions contemplated hereby were duly adopted at a duly convened meeting thereof or by written consent, remain in full force and effect, and have not been amended, rescinded or modified.

                           (h) The Sellers shall have received copies of all
consents and approvals (including, but not limited to, regulatory approvals) required to be obtained by Purchaser in connection with the consummation of the transactions contemplated hereunder, which are listed in Schedule 3.2(h).

                           (i) Sellers shall tender their respective
resignations as directors and officers of the Company, effective as of the Closing Date. The parties intend that Paul Anderson will be invited following the Closing Date to serve as an officer of Purchaser, subject to Purchaser providing Paul Anderson with directors and officers' insurance coverage.

         4. Representations and Warranties of Sellers. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein and except as set forth in the disclosure schedule delivered by Sellers on the date hereof (the "Sellers' Disclosure Schedule"), each Seller to his Knowledge (as defined below) hereby represents and warrants in all material respects to Purchaser the following as set forth in this Section 4. Nothing in the Sellers' Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Sellers' Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. An exception in the Sellers' Disclosure Schedule relating to one representation or warranty shall be deemed to qualify or to serve as an exception to another representation or warranty to the extent such exception expressly cross-references one or more applicable representations set forth in another section of this Section 4. The Sellers' Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4. "Knowledge" when applied to the Company or Sellers means, with respect to any matter in question, that either Seller has actual knowledge of such matter or should, after due inquiry,


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know of such matter. For this purpose, "due inquiry" means (i) reasonable review of files and other information in the possession of each such person or of which each such person is aware and (ii) reasonable inquiry of employees of the Company who have primary responsibilities pertinent to such inquiry and access to information in the possession of the Company and responsive thereto.

         4.1      Title to Shares.
                  ---------------

                  (a) The authorized capital stock of the Company is as set forth on Schedule 4.1(a). The issued and outstanding equity interests of the Company are as set forth on Schedule 4.1(a) and all such issued and outstanding equity interests are owned by Sellers in the amounts set forth on Schedule 4.1(a). All such outstanding equity interests were duly authorized, validly issued and fully paid for and are nonassessable. There are no existing options, warrants, rights, calls or commitments of any character relating to the equity interests of the Company. There are no outstanding securities, obligations or instruments convertible into or exchangeable for equity interests of the Company and no commitments to issue such securities, obligations or instruments. No Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any equity interests of the Company. Each Seller represents and warrants that such Seller has good and marketable title to the Shares as set forth on Schedule 4.1(a) (subject to restrictions on transfer under applicable securities laws), and will convey to Purchaser at the Closing good and marketable title to the Shares, free and clear of any and all Liens.

                  (b) The Company does not have any direct or indirect subsidiaries. For purposes of this Agreement, a direct or indirect subsidiary of the Company means any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise which is controlled by the Company through direct ownership of the stock, equity or other interests of such business enterprise or indirectly through the ownership of stock, equity or other interests in one (1) or more other business enterprises which are connected with the Company by means of one (1) or more chains of business enterprises that are connected by ownership of stock or other proprietary interests.

                  4.2 Organization, Good Standing and Authority. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of California, with full corporate power and authority to own, operate and lease its properties and to conduct its business as currently conducted. The Company is not qualified as a foreign corporation in any other jurisdiction. The Company has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement and the documents, instruments and agreements executed in connection herewith by the Company and the Seller and the performance of their obligations hereunder have been, to the extent necessary, duly and properly authorized and no other action or approval by the Company or Seller or any other Person, except as set forth or


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described on Schedule 4.3, is necessary for the execution, delivery or performance of this Agreement by the Company and the Seller.

                  4.3 Execution and Delivery. Except as set forth on Schedule 4.3, all consents, approvals, authorizations and orders necessary for the execution, delivery and performance by the Company and Sellers of this Agreement have been duly and lawfully obtained, and the Company and Sellers have full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Company and Sellers and constitute legal, valid and binding agreements of the Company and Sellers enforceable against the Company and Sellers in accordance with their respective terms in all material respects, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

                  4.4 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) except as set forth on Schedule 4.4, conflict with or result in any material breach or violation of any term or provision of, or constitute a material default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Company or any Seller is a party or by which such Person is bound or affected or to which any of the property or assets of such Person is bound or affected, (b) result in any material violation of the provisions of the organizational documents (the "Organizational Documents") of the Company, or of any applicable statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award, whether foreign or domestic ("Legal Requirement"), or (c) result in the creation or imposition of any Lien upon any property or asset of the Company or any Seller. Except for this Agreement, none of the Company or any Seller has any legal obligation, absolute or contingent, to any other Person to sell any capital stock of the Company, the business of the Company, or substantially all of the assets of the Company, or to effect any merger, consolidation or other reorganization of such Person or to enter into any agreement with respect thereto.

         4.5 Corporate Records. The copies or originals of the Organizational Documents of the Company, minute books and stock records of the Company previously delivered to Purchaser are true, complete and correct in all material respects. The Company has, in accordance with good business practices, maintained substantially complete and accurate books and records, and substantially correct records of all its material corporate proceedings.

                  4.6      Financial Statements; Undisclosed Liabilities.

                           (a)      Schedule   4.6(a) contains  a  true  and
correct  copy  of  the  following  financial   statements (collectively, the
"Financial Statements"): (i) the unaudited balance sheets of the Company as of


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December 31, 2003 and December 31, 2004, (ii) the unaudited statements of income and cash flows of the Company for the fiscal years ended December 31, 2003 and December 31, 2004, (iii) the internally prepared, unaudited balance sheet of the Company as of December 31, 2005 (the "2005 Balance Sheet"), and (iv) the internally prepared, unaudited statement of income of the Company for the twelve
(12) months ended December 31, 2005 (the "Interim Results of Operations"). December 31, 2005 is referred to herein as the "Balance Sheet Date."

                           (b) The Company does not have any material
liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the 2005 Balance Sheet or (ii) incurred in the Ordinary Course from and after the date of the 2005 Balance Sheet, (iii) disclosed on the Sellers' Disclosure Schedule or (iv) under customer contracts which are not in default. As used herein, "Ordinary Course" shall mean matters occurring in the ordinary course of business in a manner and scope consistent with the past operations of the Company and which do not involve breaches of contract or violations of any Legal Requirement.

                  4.7 Absence of Certain Changes. Since the Balance Sheet Date, except as disclosed in Schedule 4.7, the Company has operated its business in the Ordinary Course and has not:

                           (a) issued any capital stock or other equity
interests of the Company or options or rights to acquire capital stock or other similar rights of the Company, redeemed or repurchased any outstanding shares of capital stock or other equity interests of the Company, declared, set aside or paid any dividend or distribution on any shares of capital stock or other equity interests of the Company, merged with any other entity or purchased or acquired capital stock or other interest in any other entity, purchased or otherwise acquired all or substantially all of the business or assets of any other Person, or transferred or sold a substantial portion of the Company's business or assets to any Person;

                           (b) incurred any debts or liabilities (absolute,
accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course;

                           (c) been subjected to or permitted a Lien upon or
otherwise encumbered any of its assets, except any Lien for taxes not yet due;

                           (d) sold, transferred, licensed or leased any of its
rights, assets or properties except in the Ordinary Course;

                           (e) discharged or satisfied any Lien other than a
Lien securing, or paid any obligation or liability other than, current liabilities shown on the 2005 Balance Sheet and current liabilities incurred from and after the Balance Sheet Date, in each case in the Ordinary Course;


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                           (f) canceled or compromised any debt owed to or by or
claim of or against it, or waived or released any right of material value other than in the Ordinary Course;

                           (g) made or suffered any change or effect, which
(individually or in the aggregate) has had, or may reasonably be expected to have, a Material Adverse Effect ("Material Adverse Effect" means any material adverse effect on or change with respect to the business, financial condition, properties, profitability, or operations of the Company.);

                           (h) made any change in its accounting methods,
principles or practices;

                           (i) paid, or agreed to pay, any increase in
compensation payable or to become payable (including any bonus or commission formula) of any kind to any employee, officer, director or consultant;

                           (j) entered into any transaction with any Seller or
any Affiliate of any Seller;

                           (k) failed to renew or obtain an adequate replacement
of any insurance policies material to its business;

                           (l) taken any action (covertly or overtly) which
would be reasonably expected to cause the termination of any customer Contract; or

                           (m) entered into any agreement or otherwise obligated
itself to do any of the foregoing.

                  4.8 Property; Encumbrances. The Company has good, valid and marketable title to all its tangible personal property free and clear of all Liens except as set forth on Schedule 4.8(a), and Liens for taxes not yet due. The Company does not own any real property and Schedule 4.8(b) contains a list of all real property leased by the Company (the "Real Property"). Schedule 4.8(c) contains a list of all tangible personal property owned by the Company or held by the Company pursuant to leases or licenses which, individually, have a cost, replacement value or fair market value in excess of $5,000. The leases and licenses listed on Schedules 4.8(b) and (c) are in full force and effect without any material default, waiver or indulgence thereunder by the Company or, to the Knowledge of the Company, by any other party thereto. True and complete copies of all leases and licenses listed on Schedules 4.8(b) and (c) have been provided to Purchaser.

                  4.9 Condition of Personal Property. All personal property owned by the Company and all personal property held by the Company pursuant to personal property leases or licenses are in good operating condition and not in


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need of any significant repair or replacement, subject to ordinary wear and tear, and have been operated, serviced and maintained in the Ordinary Course.

                  4.10 Condition of Real Property. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened, which would impair the occupancy, use or value of any of the Real Property. The Company has the exclusive right to use and occupy the Real Property pursuant to the terms of the real property leases listed on Schedule 4.8(b), and all material permits required to have been issued or appropriate to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. Except as set forth on Schedule 4.10, the Company has not subleased, assigned or transferred any of their rights with respect to the Real Property, or the Company has not entered into any agreement to do so. There are no outstanding notices of any uncorrected written violations of applicable building, safety, fire or housing ordinances with respect to the Real Property.

                  4.11 Intellectual Property and Proprietary Rights. Schedule 4.11(a) contains a true and complete list of all patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations and applications, software source code and grants of a license or right to the Company with respect to any of the foregoing, owned or claimed to be owned by the Company and used or proposed to be used by the Company in the conduct of its business, whether registered or not (collectively, the "Intellectual Property Rights"), except as to customary "off the shelf" software used in the Ordinary Course, including, without limitation, Microsoft Windows and Office programs, etc. The Company owns and has the unrestricted right to use the Intellectual Property Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, marketing and purchasing strategy, invention, process, confidential data and/or other information (collectively, "Proprietary Information") used in its business, free and clear of any right, equity or claim of others. The Company has not sold, transferred, assigned, licensed or subjected to any Lien any Intellectual Property Right or Proprietary Information or any interest therein. No Intellectual Property Right or Proprietary Information conflicts with, infringes on or otherwise violates any rights of others or is subject to any pending or, to the Knowledge of the Company, threatened litigation or other adverse claim of infringement by any other Person.

                  4.12 Insurance. Schedule 4.12 contains a true and complete list (including the name of the insurer, policy number, coverage amount, deductible amount, premium amount and expiration date) of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Company's business, operations, premises, properties, assets, employees, agents and directors. The insurance policies, bonds and arrangements described on Schedule 4.12 (the "Policies") are in full force and effect. No facts or circumstances exist that would cause the Company to be unable to renew their existing insurance coverage as and when the same shall expire (and to continue to be able to obtain


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additional bonding for new projects as required), in either case upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. The Company is not in material breach of or in material default under any of the Policies, has received any written notice of pending or threatened cancellation of any Policy, and no claim or coverage under any Policy is currently being disputed.

                  4.13 Indebtedness. The Company has no material liability or obligation for Indebtedness other than as set forth on Schedule 4.13(a) and true and complete copies of all material instruments and documents, if any, evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Purchaser. No event has occurred and no condition has become known to the Company or any Seller that constitutes or, with notice or passage of time, or both, would constitute a material default or termination under any instrument or document relating to or evidencing such Indebtedness.

                  4.14 Judgments; Litigation. Except as set forth on Schedule 4.14, there is no (a) material, outstanding judgment, order, decree, award, stipulation or injunction of any local, state, federal or foreign court, government or governmental department, commission, instrumentality, board, agency or authority ("Governmental Entity") against the Company or its properties, assets or business, (b) material action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, whether civil, criminal or administrative ("Action"), by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending or, to the Company's Knowledge, threatened, against the Company or its properties, assets or business, or (c) to the Company's Knowledge, fact or circumstance which is reasonably likely to lead to the instigation of any Action by or against the Company.

                  4.15     Employee Benefit Plans.

                           (a) Schedule 4.15(a) contains a true and complete
list of each current material written current employment, bonus, deferred compensation, incentive compensation, membership interest purchase, membership interest option, membership interest appreciation right or other membership interest-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to for the employees of the Company by the Company (the "Benefit Plans"). Schedule 4.15(a) identifies each of the Benefit Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Sellers have delivered or


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made available to the Purchaser true and complete copies of all material documents in its possession in connection with each Benefit Plan.

                  (b) Each of the Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable laws, rules and regulations, including but not limited to ERISA and the Code (except for violations or failures which are not reasonably likely to result in a Material Adverse Effect) and neither the Company nor any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" under Section 414 of the Code is subject to any material Liability, including additional contributions, fines, taxes, penalties, or retroactive premiums or similar adjustments with respect to any Benefit Plan. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or there is additional time available to request such a determination). To the Knowledge of the Company, no event or condition has occurred or is expected to occur that would adversely affect the qualified status of any such Benefit Plan subsequent to such determination.

                  4.16     Permits, Licenses, Etc.

                           (a) The Company possesses, and is in material
compliance with, all material franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct its business as currently conducted and as proposed to be conducted, and (iii) maintain and operate the Benefit Plans (collectively the "Permits"). Schedule 4.16(a) contains a true and complete list of all Permits. Each Permit has been lawfully and validly issued and is in full force and effect, and no proceeding is pending or, to the Company's Knowledge, threatened with respect to the revocation, suspension or limitation of any Permit. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any Permit and, except as set forth in
Schedule 4.16(a), no Permit will require the consent of its issuing authority to, or as a result of the consummation of, the transactions contemplated hereby.

                           (b) The Company has not been notified or presently
has no reason to believe any of the Permits will not be renewed in the Ordinary Course upon its expiration. The Company is not in breach of, nor has it received any claim or assertion (in writing or otherwise) that the Company has breached any of the terms or conditions of any Permit.

                  4.17 Regulatory Filings. The Company has made all material required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Company as currently conducted and as proposed to be conducted. All such registrations, filings and submissions were in compliance with all Legal Requirements and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

                  4.18 Consents. Schedule 4.18 sets forth all material consents, authorizations and approvals of, and all filings, notices and registrations with, any Person to, or as a result of the consummation of, the transactions contemplated hereby that are necessary in connection with the operations and business of the Company as currently conducted and as proposed to be conducted or are required to be obtained or made by the Company. All such consents and filings have been obtained or made or will be obtained or made by the Company prior to the Closing.

                  4.19     Material Contracts; No Defaults.

                           (a) Schedule 4.19 contains a true and complete list
and description of all material contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company (the "Contracts") by which they or their properties, rights or assets are bound which:

                                    (i) involve consideration with a value of
$50,000 in the aggregate or more over its term
(other than Ordinary Course customer contracts);

                                    (ii) cannot be terminated by the Company on
less than 90 days' notice without penalty or payment of damages exceeding $10,000 in each case.

                                    (iii) evidence or provide for Indebtedness;

                                    (iv) guarantee the performance, liabilities
or obligations of any other entity;

                                    (v) restrict in any material respect the
ability of the Company to conduct any business activities;

                                    (vi) involve, as parties thereto, the Seller
or any Affiliate of the Seller;

                                    (vii) relates to the employment of any
person at an annual rate of compensation greater than $75,000;

                                    (viii) are subject to termination or
modification by any third party as a result of the transactions contemplated by this Agreement;

                                    (ix) involve more than $10,000 and will
require the Company to purchase or provide goods or services for a period of more than 90 days after the Closing Date (other than Ordinary Course customer contracts); or

                                    (x) are otherwise material to the Company's
business.

True and complete copies of such written Contracts and summaries of the significant terms and conditions of such oral Contracts have been provided to Purchaser.

                           (b) Each Contract is, and immediately after the
Closing will be (on identical terms), legal, valid, binding, enforceable against the Company and in full force and effect in the form delivered to Purchaser. The Company is not, and, to the Company's Knowledge, no other party is in material breach of or default under any Contract, and the Company has not received in writing or otherwise any claim or assertion that the Company is in material breach of or default under any Contract.

                           (c) No event has occurred or, based on facts
presently known to exist, is reasonably anticipated which with notice or lapse of time or both would constitute a breach or default, or permit termination, acceleration or modification, under any Contract.

                  4.20 Employment Laws. Except to the extent expressly provided in Schedule 4.20:

                           (a) The Company is in compliance with all federal,
state or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety with respect to its business (except for violations or failures to comply which are not reasonably likely to result in a Material Adverse Effect), and has not received notice of, and, to the Knowledge of the Company, is not engaged in, any unfair labor practice with respect to its business.

                           (b) There is no labor strike, dispute, slowdown or
stoppage pending or, to Knowledge of the Company, threatened against or affecting the Company. No employee of the Company is represented by a union.

                           (c) There are no claims, grievances or arbitration
proceedings, workers' compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees)), governmental investigations or administrative proceedings of any kind pending or, to the Knowledge of the Company, threatened against or relating to the Company, its employees or employment practices, or operations as they pertain to conditions of employment that could have a Material Adverse Effect; nor is the Company subject to any order, judgment, decree, award or administrative ruling arising from any such matter that could have a Material Adverse Effect.

                  4.21 Principal Customers. Schedule 4.21 contains a true and complete list of the names and addresses of the ten (10) largest customers, as measured by the fees received from such customer during each of the twelve (12) months ended December 31, 2003, December 31, 2004 and December 31, 2005. Except as set forth on Schedule 4.21, in the last twelve (12) months, no such customer
(i) has cancelled, suspended or otherwise terminated its relationship with the Company, or (ii) has advised the Company of its intention to cancel, suspend or otherwise terminate its relationship with the Company, or to materially reduce its business or adversely change the terms upon which it pays for goods or services from the Company. Subject to the receipt of all applicable consents, approvals, and authorizations described in Schedule 4.18 and to the Company's Knowledge, the Company does not, except as disclosed on Schedule 4.21, reasonably anticipate that any customer listed on Schedule 4.21 will cancel, suspend or terminate its relationship with the Company, or materially reduce its business or adversely change the terms upon which it pays for goods or services from the Company as a result of the consummation of the transactions contemplated by this Agreement. The Company has not taken any action that would result in the cancellation, suspension or termination of its relationship with any customer.

                  4.22 Compliance with Law. Except as set forth in Schedule 4.22, in all material respects, the Company (a) currently is not in violation of, or conducting its business or operations in violation of, or using or occupying its properties or assets in violation of, any Legal Requirement, (b) in the past seven years, has not violated, conducted their business or operations in violation of, or used or occupied their properties or assets in violation of, any Legal Requirement, or (c) in the past seven years, has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement. To the Company's Knowledge, there are no facts that are reasonably likely to give rise to any violation by the Company of any Legal Requirement.

                  4.23     Environmental Laws.

                           (a) Except as disclosed on Schedule 4.23, (i) the
Company is in material compliance with all applicable Environmental Laws
(as defined below), (ii) the Company has not generated, processed, produced, stored, treated, transported, Released or disposed of any Hazardous Materials (as defined below) at, in, on, under, about or from the Real Property (including facilities previously leased or owned by the Company or, to the Knowledge of Company, any other business the stock or net assets of which have been acquired by the Company) or at any other location except in material compliance with all applicable Environmental Laws, and (iii) the Company has not received from any Governmental Entity or any other Person, any material notice of violation, notice to comply, compliance schedule, administrative or judicial complaint or proceeding, information request, order, enforcement action or lien with respect to alleged or alleging material potential violations of or liabilities under Environmental Laws by or on behalf of the Company or relating to the Real Property (including facilities previously leased by the Company). The Company has provided Purchaser with copies of all material reports in their possession of environmental compliance audits, environmental assessments, environmental inspection reports, and correspondence with or submissions to Governmental Entities under Environmental Laws, in each case in connection with the operation of the Company's business or the Real Property.

                           (b) "Environmental Laws" shall mean all applicable
laws, statutes, regulations, rules, ordinances, decrees, orders and agreements, which purport to regulate the generation, processing, production, storage, treatment, transport or Release (as defined below) of Hazardous Materials to the environment, or impose requirements, conditions or restrictions relating to environmental protection, management, planning, reporting or notice or public or employee health and safety.

                           (c) "Hazardous Material(s)" shall mean any substance
which is (i) defined as a hazardous substance, hazardous material, hazardous waste, biohazardous materials, pollutant, toxic substance, pesticide, contaminant or words of similar import under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law.

                           (d) "Release" shall mean any spilling, leaking,
pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Material).

                  4.24 Brokers' Fees. Except as set forth on Schedule 4.24, no broker, finder or similar agent has been employed by or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and none of the Company or any Seller has entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                  4.25     Taxes.  Except as to any matters disclosed in
Schedule 4.25:

                           (a) The term "Taxes" means all material net income,
capital gains, gross income, gross receipts, sales, use, escheat, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or other additional amounts incurred, accrued with respect thereto, assessed, charged or imposed under applicable federal, state, local or foreign tax law, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. References to the Company shall be deemed to include any predecessor to such Person from which the Company incurs a liability for Taxes as a result of transferee liability. The term "Tax Returns" means all material tax returns, reports, statements or estimates that the Company was required to file or will be required to file prior to the Closing Date.

                           (b) All Tax Returns required to be filed with respect
to the Company or its business have been timely filed.

                           (c) All Taxes required to be shown on such Tax
Returns or otherwise due by or with respect to the Company or its business have been timely paid.

                           (d) All such Tax Returns are true, correct and
complete in all material respects.

                           (e) No adjustment relating to such Tax Returns has
been proposed formally or informally by any tax authority and, to the Knowledge of the Company, no basis exists for any such adjustment.

                           (f) The Company has withheld and paid all Taxes
required to have been withheld and paid in connection with amounts owing with respect to its business to any employee, independent contractor, creditor, member or other third party.

                           (g) There are no pending or threatened Actions for
the assessment or collection of Taxes against the Company (insofar as either relates to the activities or income of the Company or its Business).

                           (h) There are no Tax Liens on any properties or
assets of the Company, including its business.

                  4.26 FIRPTA. The Company is not nor has it ever been a "United States real property holding company" within the meaning of Section 897(c)(2) of the Code.

         5. Representations and Warranties of Purchaser. As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein and except as set forth in the disclosure schedule delivered by Purchaser on the date hereof (the "Purchaser's Disclosure Schedule"), Purchaser makes the representations and warranties to Sellers set forth in this
Section 5. Nothing in the Purchaser's Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Purchaser's Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. An exception in the Purchaser's Disclosure Schedule relating to one representation or warranty shall be deemed to qualify or to serve as an exception to another representation or warranty to the extent such exception expressly cross-references one or more applicable representations set forth in another section of this Section 5. The Purchaser's Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

                  5.1 Organization; Good Standing; Authority. Purchaser has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement. The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder and thereunder have been, to the extent necessary, duly and properly authorized and no other action or approval by Purchaser or any other Person, except as otherwise provided in this Agreement, is necessary for the execution, delivery or performance of this Agreement by Purchaser.

                  5.2 Execution and Delivery. Except as set forth on Schedule 5.2, all consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Purchaser of this Agreement have been duly and lawfully obtained, and Purchaser has full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitute legal, valid and binding agreements of Purchaser enforceable against Purchaser in accordance with their respective terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

                  5.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) except as set forth on Schedule 5.3, conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound or affected or to which any of the property or assets of Purchaser are bound or affected, (b) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Purchaser or any Legal Requirement, or (c) result in the creation or imposition of any Lien upon any property or asset of Purchaser.

                  5.4 Brokers. Except as set forth on Schedule 5.4, no broker, finder or similar agent has been employed by or on behalf of Purchaser or any affiliate of Purchaser in connection with this Agreement or the transactions contemplated hereby, and neither Purchaser nor any affiliate of Purchaser has entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                  5.5 Investment. Purchaser acknowledges that the Purchased Shares and the Contributed Shares have not been registered under the Securities Act of 1933 (the "Securities Act") or qualified under any state blue sky or other securities laws, and may not be resold absent registration under the Securities Act and qualification under applicable state blue sky or other securities laws, or an applicable exemption from the registration and prospectus delivery requirements of the Securities Act (and applicable blue sky or other securities laws). Purchaser is acquiring the Purchased Shares and the Contributed Shares for its own account, for investment purposes only and not with a view towards the resale or distribution thereof in violation of the Securities Act or any blue sky or other securities laws.

         6. Other Agreements.

                  6.1 Further Assurances. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such necessary or desirable action and execute, deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.

                  6.2 Release of Personal Guarantees. Immediately following the Closing, but no later than by May 31, 2006, Purchaser shall effect a full release of every personal guarantee of Sellers with respect to any and all liabilities of the Company, including, without limitation, those personal guarantees identified on Schedule 6.2 attached hereto.

         7.       Indemnification.

                  7.1      Survival Provisions.

                           (a) The representations and warranties, covenants and
agreements of the parties hereto contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination, or knowledge of, or investigation by or on behalf of any party hereto).

                           (b) Claims for indemnification pursuant to Section
7.2(a) must be made by delivery of written notice to the party against whom the indemnification claim is made, setting forth in general terms the basis for the indemnification claim, no later than the third anniversary of the date of this Agreement (the "Termination Date"); provided, however, claims for indemnification for Damages (defined below) arising from any material breach of the representations and warranties contained in Sections 4.1 (Title to Shares), 4.2 (Organization, Good Standing, Authority), 4.3 (Execution and Delivery), 4.22 (Compliance with Law), 4.23 (Environmental Laws), 4.25 (Taxes) or claims for material internal misrepresentations (collectively, "Excluded Claims") may be made at any time, subject to the applicable statute of limitations. (The Termination Date or the applicable later date as described above is referred to herein as the "Claims Period").

                  7.2      Indemnification.

                           (a) Subject to the limitations set forth in Section
7.3, the Sellers hereby covenant and agree, severally (and not jointly) in accordance with their respective percentage interests of the Shares prior to the Closing (as set forth on Schedule 4.1(a) hereto), to defend, indemnify and hold harmless Purchaser and its respective affiliates (collectively, the "Purchaser Indemnitees") from and against any and all claims, actions, losses, obligations, costs, expenses, settlement payments, awards, damages, judgments, fines, penalties and other liabilities of any kind or nature whatsoever, including, without limitation, reasonable attorneys', accountants' and experts' fees (collectively, "Damages") arising out of or resulting from: (i) any material inaccuracy in or breach of any representation or warranty made by any Seller or the Company in this Agreement or in any certificate delivered pursuant to this Agreement; (ii) the failure of that Seller to perform or observe any covenant, agreement or condition to be performed or observed by that Seller pursuant to this Agreement.

                           (b) Purchaser hereby covenants and agrees to defend,
indemnify and hold harmless Sellers from and against any and all Damages arising out of or resulting from: (i) any material inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered pursuant to this Agreement and
(ii) the failure of Purchaser to perform or observe any covenant, agreement or condition to be performed or observed by Purchaser pursuant to this Agreement.

                  7.3      Limitations on Indemnification.

                           (a) Notwithstanding any other provision of this
Section 7 to the contrary, no Seller shall be obligated to defend, indemnify and hold harmless any Purchaser Indemnitee for breaches of representations or warranties unless and until the aggregate amount of Damages incurred by all Purchaser Indemnitees exceeds an amount equal to $100,000 (the "Deductible Amount"), in which event the Seller shall be obligated to defend, indemnify and hold harmless Purchaser Indemnitees from and against all Damages incurred by Purchaser Indemnitees in excess of the Deductible Amount; provided, however, that the Sellers shall not be entitled to the benefit of the Deductible Amount with respect to Excluded Claims, including any breach of a material, intentional representation or warranty involving fraud or willful misconduct.

                           (b) None of Sellers shall be obligated to indemnify
Purchaser in excess of a maximum amount equal to that portion of the Purchase Price received by that Seller for claims brought pursuant to Section 7.2(a) (the "Cap Amount").

                  7.4      Third Party Claims.

                           (a) If any party entitled to be indemnified pursuant
to Section 7.2 (an "Indemnified Party") receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as an "Indemnifiable Claim") with respect to which another party hereto (an "Indemnifying Party") is or may be obligated to provide indemnification, the Indemnified Party shall immediately notify the Indemnifying Party in writing (the "Claim Notice") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages or other prejudice or expense to the Indemnifying Party directly resulted or were caused by such failure.

                           (b) Except with respect to any "Special Claim," the
Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (unless the claim or Action requires a response before the expiration of such thirty-day period, in which case the Indemnifying Party shall have until the date that is ten (10) days before the required response date; provided, however, in every case, the Indemnifying Party shall have at least ten (10) days in which to respond) to acknowledge responsibility for the entire amount of the Indemnifiable Claim and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent if the settlement requires the Indemnified Party to admit wrongdoing, pay any fines or refrain from any action and (iii) if, in the written opinion of independent counsel selected by the Indemnifying Party and approved by the Indemnified Party, the Indemnified Party has separate, material defenses from the Indemnifying Party or that there is a material and significant conflict of interest between the Indemnified and Indemnifying Parties, then the Indemnified Party shall be permitted to retain special counsel of its own choosing (approved by the Indemnifying Party); the reasonable expenses of such special counsel shall be paid by the Indemnifying Party, provided that such special counsel's role shall be limited to address only those issues where a conflict exists. So long as the Indemnifying Party has taken responsibility for and continues to defend the Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld or delayed. "Special Claim" shall mean any Indemnifiable Claim involving any possibility of criminal liability, an action for injunctive relief, or an action by any governmental authority.

                           (c) If the Indemnifying Party does not notify the
Indemnified Party within thirty (30) days after receipt of the Claim Notice (or before an earlier date as specified above, if the claim or Action requires a response before the expiration of such thirty (30) day period), that it acknowledges responsibility for the entire amount of the Indemnifiable Claim and elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifiable Claim involves a Special Claim, the Indemnified Party shall have the right to contest, settle or compromise, through counsel of its own choosing, the Indemnifiable Claim in the exercise of its reasonable discretion at the expense of the Indemnifying Party; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim; and provided further, if the Indemnifying Party subsequently acknowledges responsibility and takes over the defense of the matter, the Indemnifying Party shall have the right to substitute legal counsel of its own choosing with respect to the defense of the Indemnified Party.

                  7.5 Indemnification Payments. (a) All payments from one party to this Agreement to another party to this Agreement made under this Section 7 are in the nature of adjustments to the Purchase Price and each party agrees that it will file its federal, state and local Tax returns in a manner consistent with treating such payments as adjustments to the Purchase Price. Any indemnity payments required to be made by a party to this Agreement under this
Section 7 shall be made promptly via wire transfer of immediately available funds to such bank and accounts as are designated by the recipient(s) of such indemnity payments.

                           (b) The amount of any Damages to which any party
shall be entitled shall be calculated net of (i) any tax benefit actually received by the Indemnified Party in respect of losses giving rise to such liabilities and (ii) any insurance proceeds actually collected by the Indemnified Party in respect of such loss; provide, however, that the amount of such insurance proceeds collected by the Indemnified Party shall be adjusted to exclude from total proceeds the amount of any self-insurance, retro premiums or other portion of such proceeds that are ultimately borne by the Indemnified Party rather than the insurer.

         8.       General Provisions.

                  8.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

                            (a) If to Purchaser, addressed to:

                                    General Environmental Management, Inc.
                                    3194 Temple Ave, Ste. 250
                                    Pomona, California 91768
                                    Telephone No.:  909.444.9500
                                    Facsimile No.:  909.444.9900

                            (b) If to Paul Anderson, addressed to:

                                    Paul Anderson
                                    Confidential



                                    With copy to:

                                    Gerard P. Davey
                                    Confidential

                            (c) If to Keith Martins, addressed to:

                                    Keith Martins
                                    Confidential

                                    With copy to:

                                    Gerard P. Davey
                                    Confidential

                            (d) If to the Company, addressed to:

                                    K2M Mobile Treatment Services, Inc.
                                    Confidential

                  8.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

                  8.3 Third Party Rights. Except as provided in Section 7, notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any other Person not a party to this Agreement (including, without limitation, any employee broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

                  8.4 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter, including, without limitation, the Letter of Intent.

                  8.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assignable by any party, without the written consent of the other parties and any such purported assignment by any party without such consent shall be void.

                  8.6 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or similar means of electronic communication, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

                  8.7 Recitals, Schedules and Annexes. The recitals, schedules, exhibits and annexes to this Agreement are incorporated herein and made a part hereof as if fully set forth at length herein.

                  8.8 Construction. The section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, shall be deemed to include the others whenever and wherever the context so requires.

                  8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

                  8.10 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 8.10 shall be binding upon all parties hereto. No failure to exercise nor any delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

                  8.11 Amendment. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by Purchaser, on the one hand, and the Company and Sellers, on the other hand.

                  8.12 Publicity. The initial press release relating to the execution and delivery of this Agreement shall be a joint press release, to be agreed upon by the Purchaser and the Sellers.

                  8.13 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled, at law or in equity.

                  8.14 Cumulative Remedies. All rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy a party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                  8.15 Expenses. Each of the parties hereto shall bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

                  8.16 Counsel for The Company and Sellers. The Company, Sellers and Sellers' spouses acknowledge and agree that Gerard P. Davey, A Professional Law Corporation (the "Law Firm") has served as corporate counsel for the Company in a variety of matters, including representation of the Company in connection with this Agreement and the related transactions. The Company has retained the Law Firm to represent the collective interests of the Company and Sellers in connection with this Agreement and the related transactions. The Company, Sellers and Sellers' spouses acknowledge and agree that the Law Firm has been retained solely to represent the collective and common interests of the Company and Sellers and that the Law Firm has not been retained to represent the individual Sellers or their respective spouses with regard to any issues that arise out of or relate to this Agreement or any of the related transactions. No Seller or any spouse of any Seller has communicated to the Law Firm regarding any issues relating to any conflict or differences among the parties, other than the pending marital dissolution between Keith Martins and Wyndie Martins. Mr. and Mrs. Martins have been advised to obtain separate counsel, and each has retained independent counsel to represent the interest of that party in connection with this Agreement and the related transactions.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

"Sellers"                                     "Purchaser"

By:  ____________________________             GENERAL ENVIRONMENTAL
        Paul Anderson                         MANAGEMENT, INC

By:  ___________________________              By:_____________________________
       Keith Martins                          Its:____________________________


"Company"

K2M MOBILE TREATMENT
SERVICES, INC.


By:____________________________________
      Keith Martins, President


By:____________________________________
      Paul Anderson, Chief Financial
      Officer and Secretary